UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         First Defiance Financial Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its Charter)


               Ohio                                      34-1803915
  -----------------------------------      ------------------------------------
     (State or other jurisdiction          (I.R.S. Employer Identification No.)
   of incorporation or organization)

         601 Clinton Street
           Defiance, Ohio                                 43512
----------------------------------------    -----------------------------------
(Address of Principal Executive Offices)                (Zip Code)


                         First Defiance Financial Corp.
                            Employee Investment Plan
                            ------------------------
                            (Full title of the plan)


                           William J. Small, President
                         First Defiance Financial Corp.
                               601 Clinton Street
                             Defiance, Ohio 43512
                         ------------------------------
                     (Name and address of agent for service)


                                 (419) 782-5015
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

    Title of                        Proposed maximum   Proposed maximum     Amount of
  securities to      Amount to be   offering price    Aggregate offering   registration
 be registered (1)  Registered (2)   per share (3)        price (3)           fee
------------------ --------------- ----------------- -------------------- -------------
Common Shares,         50,000            $8.94            $447,000           $118.00
without par value

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The number of Common Shares registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(3) Pursuant to Rule 457(h), the registration fee is based on the average of the bid and asked price as of August 30, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission (the Commission) on March 27, 2000, the Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 filed with the Commission on May 15, 2000 and August 14, 2000, respectively, and all documents filed with the Commission pursuant to the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since August 14, 2000, are hereby incorporated by reference.

     The description of the Registrant's common stock contained in Registrant's Registration Statement on Form S-1 (File No. 33-93354), filed with the Commission on June 9, 1995, is hereby incorporated by reference.

     All documents which may be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.

ITEM 4.  Description of Securities.
         -------------------------

         Not Applicable.

ITEM 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         None.

ITEM 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         A. Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                                    (a) Any claim,  issue, or matter as to which
                  such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                                    (b) Any  action  or suit in  which  the only
                  liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

                  (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (E)(1) and (2) of this section. Such determination shall be made as follows:

                                    (a) By  a   majority   vote   of  a   quorum
                  consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

                                    (b) If  the  quorum  described  in  division
                  (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                                    (c) By the shareholders; or

                                    (d) By the  court  of  common  pleas  or the
                  court in which such action,  suit, or proceeding  was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal Counsel under division
         (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions  (E)(1)  and  (2)  of  this  section,  the  articles  or  the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
         (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                                    (i)  Repay  such  amount  if it is proved by
                  clear and convincing evidence in a court of c ompetent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                                    (ii)  Reasonably    cooperate   with     the
                  corporation   concerning   the   action,  suit, or proceeding.

                                    (b)  Expenses,  including  attorney's  fees,
                  incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles of the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),
         (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

                  (9) As used in this division, references to "corporation" includes all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         B. Article VII of the Registrant's Articles of Incorporation governs indemnification by the Registrant and provides as follows:

                  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

ITEM 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

ITEM 8.  Exhibits.
         --------

         See the Exhibit Index attached hereto.

ITEM 9.  Undertakings.
         ------------

         A.  Registrant hereby undertakes:

             (1)  To   file,   during   any   period  in   which  it  offers  or
                  sells   securities,  a   post-effective   amendment   to  this
                  registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however,  That  paragraphs   (a)(1)(i)  and
                           (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                           section  13  or  section  15(d)  of  the   Securities
                           Exchange Act of 1934, that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)  To   remove  from  registration  by  means of a post-effective
                  amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, State of Ohio, on August 31, 2000.

                                      FIRST DEFIANCE FINANCIAL CORP.


                                      By: /s/ William J. Small
                                          -------------------------------------
                                             William J. Small, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and as of the dates indicated.


        Signature                                       Title                            Date
        ---------                                       -----                            ----

/s/ William J. Small                             Director, Chairman,                August 31, 2000
----------------------------------------         President and Chief
William J. Small                                 Executive Officer


/s/ Don C. Van Brackel                           Director and Vice Chairman         August 31, 2000
----------------------------------------
Don C. Van Brackel


/s/ Peter A. Diehl                               Director                           August 31, 2000
 ---------------------------------------
Peter A. Diehl


                                                 Director                           __________, 2000
----------------------------------------
Gerald W. Monnin


/s/ Marvin J. Ludwig, Ph.D.                      Director                           August 31, 2000
----------------------------------------
Marvin J. Ludwig, Ph.D.


                                                 Director                           __________, 2000
----------------------------------------
John U. Fauster, III, D.D.S.


/s/ Stephen L. Boomer                            Director                           August 31, 2000
----------------------------------------
Stephen L. Boomer


                                                 Director                           __________, 2000
----------------------------------------
Douglas A. Burger, D.V.M.


                                                 Director                           __________, 2000
----------------------------------------
Thomas A. Voigt


/s/ John C. Wahl                                 Executive Vice President,          August 31, 2000
----------------------------------------         Chief Financial Officer
John C. Wahl                                     and Treasurer

                                  EXHIBIT INDEX


Exhibit No.      Description                                 Location
-----------      -----------                                 --------
4.1              First Defiance Financial Corp.              Included herewith.
                 Employee Investment Plan

4.2              Articles of Incorporation                   Incorporated herein by reference to Exhibit
                                                             3.1 in the Registrant's Form S-1 (File No.
                                                             33-93354).

4.3              Code of Regulations                         Incorporated herein by reference to Exhibit
                                                             3.2 in the Registrant's Form S-1 (File No.
                                                             33-93354)

5                Opinion of Vorys, Sater, Seymour and        Included herewith.
                 Pease LLP as to legality

23.1             Consent of Ernst & Young                    Included herewith.

23.2             Consent of Vorys, Sater, Seymour and        Included herewith in Exhibit 5.
                 Pease LLP